Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333‑248903, 333-262927, 333-269746, 333-277236, 333-285437, and 333-287798 ) on Form S-8 and (No. 333-284902) on Form S-3 of our report dated February 13, 2026, with respect to the financial statements of Outset Medical, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 13, 2026